Exhibit 99.1

              EDUCATION MANAGEMENT CORPORATION REPORTS FISCAL 2006
                   FIRST QUARTER EPS OF $0.18ter EPS of $0.18

    PITTSBURGH, Nov. 9 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the first quarter ended September 30, 2005. For the quarter, net revenues increased 18.4% to $253.0 million and net income grew 71.1% to $14.0 million, or $0.18 cents per diluted share. Effective July 1, 2005, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) ("SFAS 123(R)"), "Share-Based Payment," using the modified-prospective transition method, under which no restatement of prior periods is made for the fair value recognition of compensation cost. The adoption of this standard has a significant impact on the comparability of the results of operations for the Company. If the Company had adopted SFAS 123(R) using the retrospective method and restated the first quarter of fiscal 2005, net income for the first quarter of fiscal 2006 would have increased 240.1% over the prior year period.

    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are pleased with our strong financial and operating results in the first quarter. Though our enrollment growth in the fall quarter came in lower than we expected, we're increasing our diluted earnings per share guidance for the year to $1.46 as well as taking advantage of the first quarter's out-performance to invest in certain growth initiatives."

    Financial Highlights

    * Revenues for the three months ended September 30, 2005 increased 18.4% to $253.0 million, compared to $213.6 million for the same period a year ago. Revenue growth in the first quarter of fiscal 2006 resulted from a 12.6% increase in total student enrollment and an approximate 5% increase in average revenue per student. Total enrollment at the start of the quarter was 59,739 students compared to 53,073 students for the same period last year.

    * First quarter income before interest and taxes (operating income) rose 42.7% to $20.7 million from $14.5 million for the same period a year ago. The consolidated operating margin improved 139 basis points to 8.2%. The improvement in consolidated operating margin was due in part to lower rent and salary expense as a percentage of revenue. On a proforma basis after giving effect to stock compensation expense under SFAS 123(R) for the quarter ended September 30, 2004, income before interest and taxes (operating income) increased 170.4% to $20.7 million from $7.6 million, resulting in consolidated operating margin improvement of 459 basis points to 8.2% from 3.6% (see table below labeled "Reconciliation of Non-GAAP Financial Measures").

    * The Company's effective tax rate was 34.7% for the first quarter of fiscal 2006, as compared to 40.7% recorded in the comparable quarter of the prior year. This decrease in the effective tax rate was primarily due to the reversal of deferred state tax liabilities that resulted from Ohio's adoption of a gross receipts based tax in place of its corporate income tax as well as the recording of a benefit related to refunds claimed for tax credits in certain states. The effective rate was also impacted by the disproportionate growth of taxable income in states with lower tax rates.

    * Net income for the quarter grew 71.1% to $14.0 million, or $0.18 per diluted share, compared to $8.2 million, or $0.11 per diluted share, in the year ago period. On a proforma basis after giving effect to stock compensation expense under SFAS 123(R) for the quarter ended September 30, 2004, net income would have been $4.1 million, or $0.05 per diluted share and would have increased 240.1% in the first quarter of fiscal 2006 (see table below labeled "Reconciliation of Non-GAAP Financial Measures").

    * At September 30, 2005, the Company had cash and cash equivalents of $267.5 million as compared to $88.2 million at September 30, 2004. Cash flow from operations for the three-month period ended September 30, 2005 was $171.2 million compared to $123.0 million last fiscal year. Higher cash flow compared to the same quarter in the prior year was primarily due to growth in net income and non-cash charges, greater growth in advanced payments and a smaller increase in receivables.

    * Capital expenditures were $15.6 million, or 6.2% of revenue for the quarter, compared to $18.1 million, or 8.5% of revenue, last year.

    The Company is providing a tabular reconciliation of GAAP net income for the first quarter of fiscal 2005 to the proforma net income adjusted for the impact of stock compensation expenses.

    Student Enrollment

    At the start of the current fall quarter (second quarter of fiscal 2006), total enrollment at EDMC's schools was 72,471 students, a 9.5% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 8.9% to 72,097 students. Campus-based enrollment includes students at Brown Mackie Colleges in Dallas and Fort Worth, Texas that discontinued accepting new enrollments in August 2005. There were a total of 167 students at these two schools during the current fall quarter compared to 458 in the prior year period. At the start of the current fall quarter, excluding students at Brown Mackie Colleges in Dallas and Fort Worth, total enrollment and same-school enrollment at EDMC's schools increased 10.0% and 9.4%, respectively. Students taking 100% of their coursework online increased 62.5% to 4,076 students.

                                         2006         2005           %
                                         Fall         Fall        Change
                                      ----------   ----------   ----------
Total enrollment                          72,471       66,179          9.5%
Same-school enrollment (owned for
 1 year or more)                          72,097       66,179          8.9%

Students taking 100% of their
 coursework online                         4,076        2,508         62.5%

    The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of the Company's business has decreased over the last several years due to an increased percentage of students at the Company's schools enrolling in bachelor's and graduate degree programs.

    Share-based Payment

    Effective July 1, 2005, the Company adopted the fair value recognition provisions of SFAS 123(R), "Share-Based Payment," using the modified-prospective transition method. Under that transition method, compensation cost recognized during the first quarter of fiscal 2006 includes (a) compensation cost for all share-based payments granted to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123, and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The adoption of SFAS 123(R) in the quarter ended September 30, 2005, resulted in an additional $6.0 million of pre-tax share- based compensation expense. Results for prior periods have not been restated affecting the comparability of results.

    Business Outlook

    The Company estimates that enrollment growth will be in the high single digit range for the remainder of fiscal 2006. For both the second quarter and 2006 fiscal year, the Company projects revenue growth of approximately 13 to 14%. Reflecting the impact of SFAS 123(R), the Company estimates diluted EPS of $0.55 and $1.46 for the second quarter and fiscal year, respectively. For the full fiscal year ending June 30, 2006, the Company anticipates an effective tax rate of 39.4% and capital spending of approximately 8.0 to 8.5% of revenue.

    Conference Call with Management

    Education Management will host a conference call to discuss its fiscal 2006 first quarter results on Wednesday, November 9, 2006 at 10:30 a.m. (Eastern
Time). Those wishing to participate in this call should dial 303-262-2194 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at http://www.edmc.com.

    Education Management Corporation (http://www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. EDMC has 71 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.

    --Table to Follow--

                        EDUCATION MANAGEMENT CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                  For the three months
                                                   ended September 30,
                                              ----------------------------
                                                  2005            2004
                                              ------------    ------------
Net revenues                                  $    252,985    $    213,594

Costs and expenses:
 Educational services                              171,401         150,825
 General and administrative                         59,442          46,532
 Amortization of intangible assets                   1,487           1,766
                                                   232,330         199,123

Income before interest and taxes                    20,655          14,471
 Interest (income) expense, net                       (704)            723

Income before income taxes                          21,359          13,748
 Provision for income taxes                          7,407           5,595

Net income                                    $     13,952    $      8,153

Diluted earnings per share                    $       0.18    $       0.11

Weighted average number of diluted shares
 outstanding (000's):                               76,520          75,167

Selected Cash Flow Data:
(unaudited)

                                                  For the three months
                                                   ended September 30,
                                              ----------------------------
                                                  2005            2004
                                              ------------    ------------
Net cash flows provided by operations         $    171,166    $    122,700
Depreciation and amortization                       16,889          14,495
Capital expenditures                                15,582          18,137

Selected Consolidated Balance Sheet Data:
(unaudited)

                                                   As of September 30,
                                              ----------------------------
                                                  2005            2004
                                              ------------    ------------
Cash and cash equivalents                     $    267,493    $     88,228
Receivables, net                                    58,611          62,964
Current assets                                     377,750         197,262
Total assets                                     1,058,907         827,291
Current liabilities                                308,432         266,586
Long-term debt (including current portion)           8,853           5,609
Shareholders' investment                           691,607         541,341

                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

    EDMC makes use of certain non-GAAP financial measures in evaluating the Company's results. The non-GAAP measure, "net income, including the impact of stock compensation expense", is reconciled with GAAP net income for the three month period ended September 30, 2004, in the table below.

                                                         For the three month
                                                      period ended September 30,
                                                     ---------------------------
                                                       2005 (a)         2004
                                                     ------------   ------------
GAAP Net Income                                      $     13,952   $      8,153

Add: Share-based employee compensation expense
 included in reported net income, net of tax,
 for the 3 month period ended September 30, 2004                -            152

Deduct: Total share-based employee compensation
 expense determined under SFAS 123(R), net of
 tax, for the 3 month period ended
 September 30, 2004                                             -         (4,203)

Net income, including the impact of share-based
 compensation expenses                               $     13,952   $      4,102

Earnings per share:
 Basic--as reported                                  $       0.19   $       0.11
 Basic-- including the impact of share-based
  compensation expense                               $       0.19   $       0.05

 Diluted--as reported                                $       0.18   $       0.11
 Diluted-- including the impact of share-based
  compensation expense                               $       0.18   $       0.05

    (a) Results for the period ended September 30, 2005 include an additional $6.0 million, pre-tax ($4.5 million, after-tax) of share-based compensation expense due to the adoption of SFAS 123 (R)

    The Company adopted SFAS 123(R) on July 1, 2005 using the modified prospective method, which resulted in the recognition of stock compensation expense in the statement of income during the quarter ended September 30, 2005 without corresponding charges in the prior year first quarter. The Company believes that presenting diluted earnings per share, including the impact of stock compensation expense for the three month period ended September 30, 2004, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company's results of operations and believes that this information may also provide investors better insight in evaluating the Company's earnings performance in comparison to the prior year first quarter.

    FOR:  Education Management Corporation
          COMPANY CONTACTS:
          James Sober, CFA
          Vice President, Finance
          (412) 995-7684

SOURCE  Education Management Corporation
    -0-                             11/09/2005
    /CONTACT: James Sober, CFA, Vice President, Finance of Education Management Corporation, +1-412-995-7684/
    /Web site:  http://www.edmc.com/
    (EDMC)